Exhibit 99

The region’s first “intelligent temperature detection robot” was put into use, JRSS launched a scientific and technological war against COVID-19

JRSS (Harbin Jiarun hospital) took the lead in introducing four of the most advanced “intelligent temperature detection robots” to offer assistance in scientific epidemic containment. This is the region’s first “intelligent temperature detection robot”. Just standing in front of the intelligent temperature detection robot, people entering the hospital can accept non-contact automatic body temperature detection, reducing the risk of cross infection of medical staff, and adding a new technical assistant for the epidemic containment in JRSS (Jiarun Hospital).

CT室
DR放射室
楼梯
电梯厅
生
租赁/广告/出租
招代理商
联系热线
裴总 18680334224（微信同号）
公司名称:黑龙江科卫机器人科技有限公司
展厅地址:南岗区哈尔滨大街507号华润大厦1807 1808室
农夫山泉
NONGFU SPRING

“Your temperature is 36.2 ℃, normal.” At the entrance of the Outpatient Department and Inpatient Department of JRSS (Jiarun Hospital), the intelligent temperature detection robot plays the role of “gatekeeper”. People entering the hospital just need to stand at the corresponding position and turn their faces towards the robot, the body temperature can be quickly displayed and abnormal conditions can be captured. It only takes 0.5 seconds to complete the whole process.

During the period of epidemic containment, pre-examination and triage is the first step for the hospital to screen out patients with fever. The application of intelligent temperature detection robot can realize high-precision temperature detection. To adopt the dual mode of non-contact visual human body temperature detection and enhanced human body temperature detection can minimize the potential cross infection brought by manual temperature detection, and give real-time alarm of abnormal temperature, so as to help the medical personnel to quickly screen out people with fevers and conduct follow-up visit.

Since the outbreak of COVID-19, JRSS (Jiarun Hospital) has risen to the challenge and shouldered social responsibilities. While fully exerting its own technical strength, the hospital has actively allocated resources, put high-tech equipment into use at the front line, and ensured epidemic containment with hard-core scientific and technological products. The intelligent temperature detection robot introduced by the hospital has reduced the cost of human resources, enhanced the efficiency of epidemic containment, improved the quality of work, ensured the health and safety of doctors and patients, and provided a strong guarantee for winning the protracted war for epidemic containment.

About JRSIS Health Care Corporation.

JRSIS Health Care Corporation is a corporation organized in the United States under laws of the State of Florida, which owns one main hospital and two branches located in Harbin City in the People’s Republic of China. The Company provides well rounded medical services to all of its patients. From less complicated services such as Dentistry to highly sophisticated operations such as General Surgery, the Hospitals’ staff are prepared to provide immediate medical treatment services throughout all 24 hours of the day. The modern facilities and cutting-edge equipment, as well as highly skilled and experienced personnel, enable the Hospitals to attend to patient medical and healthcare needs. The Company offer comprehensive healthcare services including: medical consulting, surgery, obstetrics and gynecology, pediatrics, anesthesia, clinic laboratory, medical imaging, and traditional Chinese medicine.

Contact:
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JRSIS Health Care Corporation

http://www.jhcc.cn